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EXHIBIT 11  STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                UNITED INNS, INC.
                      ADDITIONAL FULLY DILUTED COMPUTATION
                         Nine Months Ended June 30, 1994


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                                                   NINE MONTHS       QUARTER
                                                   -----------     -----------
     Loss As Adjusted Per Fully
       Diluted Computation                         ($4,945,793)    ($4,235,847)
                                                   -----------     -----------
     Additional Adjustments to
     Weighted Average Shares Outstanding:

     Weighted Average Shares Outstanding
       Primary Computation                           2,640,905       2,640,899

     Additional Dilutive Effect of
       Contingent Shares Under Contractual
       Agreement                                        20,000          60,000
                                                   -----------     -----------

     Weighted Average Number of Shares
       Outstanding As Adjusted                       2,660,905       2,700,899
                                                   -----------     -----------

     Fully Diluted Loss Per Share (A)                   ($1.86)         ($1.57)
                                                   -----------     -----------

(A) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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